March 29, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012-MTNDG0215 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
768,000 Dual Directional Trigger PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund
due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM
The Dual Directional Trigger PLUS, or “Trigger PLUS,” offer the potential for a positive return at maturity based on the absolute value of the percentage change, within a limited range, in the closing price of shares of the iShares® Dow Jones U.S. Real Estate Index Fund, which we refer to as the underlying shares, from the pricing date to the valuation date (as measured solely on those two dates).  If the closing price of the underlying shares increases from the pricing date to the valuation date, the Trigger PLUS offer a positive return at maturity equal to the percentage increase multiplied by a leverage factor, subject to the maximum payment at maturity.  If the closing price of the underlying shares declines from the pricing date to the valuation date by no more than 20%, the Trigger PLUS offer a positive return at maturity equal to the absolute value of the percentage decline.  However, if the closing price of the underlying shares declines by more than 20% from the pricing date to the valuation date, you will be negatively exposed to the full amount of the percentage decline of the underlying shares and will lose 1% of the stated principal amount of your Trigger PLUS for every 1% of decline.  The Trigger PLUS are not principal protected.  The Trigger PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc.

The Trigger PLUS differ from the PLUS described in the accompanying PLUS product supplement in that the Trigger PLUS offer the potential for a positive return at maturity if the closing price of shares of the iShares® Dow Jones U.S. Real Estate Index Fund declines by up to 20% from the pricing date to the valuation date.  The Trigger PLUS are not the Buffered PLUS described in the accompanying PLUS product supplement.  Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the closing price of shares of the iShares® Dow Jones U.S. Real Estate Index Fund declines by more than 20% from the pricing date to the valuation date.
FINAL TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Trigger PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount and could be zero.

Aggregate principal amount:	$7,680,000
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	March 29, 2012
Original issue date:	April 3, 2012
Maturity date:	March 28, 2014
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (NYSE Arca Symbol: “IYR”). We refer to the iShares® Dow Jones U.S. Real Estate Index Fund as the fund.
Share underlying index:	Dow Jones U.S. Real Estate IndexSM
Payment at maturity per Trigger PLUS:	■ If the final share price is greater than or equal to the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

■ If the final share price is less than the initial share price but greater than or equal to the trigger price:
$10 + ($10 × absolute share return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares.

■ If the final share price is less than the trigger price:
$10 × share performance factor
This amount will be less than $8.00 and could be zero. There is no minimum payment at maturity on the Trigger PLUS.
Absolute share return:	The absolute value of the share percent change
Share percent change:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 × leverage factor × absolute share return
Initial share price:	$61.79, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Valuation date:	March 25, 2014, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	150%
Trigger price:	$49.43, 80% of the initial share price
Maximum payment at maturity:	$13.20 per Trigger PLUS (132% of the stated principal amount, equivalent to a return of 32% over the term of the Trigger PLUS)
CUSIP:	17318Q301
ISIN:	US17318Q3011
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per Trigger PLUS	$10.000	$0.225	$9.775
Total	$7,680,000.000	$172,800.000	$7,507,200.000
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the Trigger PLUS, is acting as principal and will receive an underwriting fee of $0.225 from Citigroup Funding Inc. for each Trigger PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.225 for each Trigger PLUS they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Trigger PLUS declines. You should refer to “Risk Factors” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” on page PS-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this pricing supplement and the accompanying PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

PLUS Product Supplement filed on May 16, 2011: http://www.sec.gov/Archives/edgar/data/831001/000119312511141342/d424b2.htm
Prospectus and Prospectus Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Investment Overview
Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014 (the “Trigger PLUS”) can be used:

■
As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates); however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the underlying shares, which, as of March 29, 2012, had a trailing 12-month dividend yield of 3.45% per year.  If this dividend yield remained constant for the term of the Trigger PLUS, this would be equivalent to 6.90% (calculated on a simple interest basis) over the approximately 2-year term of the Trigger PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you

■	To obtain an unleveraged positive return for a certain range of negative performance of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates)
■	To outperform the underlying shares in a moderately bullish or moderately bearish scenario

Maturity:	Approximately 2 years

Leverage factor:	150% (applicable only if the final share price is greater than the initial share price)

Maximum payment at maturity:	$13.20 per Trigger PLUS (132% of the stated principal amount)

Minimum payment at maturity:	None; you may lose up to all of the stated principal amount of the Trigger PLUS if the final share price is less than the trigger price

Trigger price:	80% of the initial share price

Coupon:	None

Listing:	The Trigger PLUS will not be listed on any securities exchange

Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc.

iShares® Dow Jones U.S. Real Estate Index Fund Overview

The iShares® Dow Jones U.S. Real Estate Index Fund, which we refer to as the fund, is an exchange-traded fund managed by iShares®, a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund.  BlackRock Fund Advisors is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate IndexSM.  The Dow Jones U.S. Real Estate IndexSM attempts to measure the performance of the real estate sector of the United States equity market, and primarily includes companies in the real estate investment trusts (“REITs”) industry, as well as companies in the real estate holding and development industry.  Information provided to or filed with the Securities and Exchange Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares” in this pricing supplement.

Information as of market close on March 29, 2012:

Bloomberg Ticker Symbol:	IYR

Current Value:	$61.79

52 Weeks Ago (on 3/31/2011):	$59.40

52 Week High (on 7/7/2011):	$62.92

52 Week Low (on 10/3/2011):	$48.19

March 2012	PS-2

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

iShares® Dow Jones U.S. Real Estate Index Fund Historical Performance – Daily Share Closing Prices January 3, 2007 to March 29, 2012

March 2012	PS-3

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Key Investment Rationale
This approximately 2-year investment offers the potential for a positive return at maturity based on the absolute value of the percentage change, within a limited range, in the closing price of shares of the iShares® Dow Jones U.S. Real Estate Index Fund, which we refer to as the underlying shares, from the pricing date to the valuation date (as measured solely on those two dates).  If the closing price of the underlying shares increases from the pricing date to the valuation date, the Trigger PLUS offer a positive return at maturity equal to the percentage increase multiplied by a leverage factor, subject to the maximum payment at maturity.  If the closing price of the underlying shares declines from the pricing date to the valuation date by no more than 20%, the Trigger PLUS offer a positive return at maturity equal to the absolute value of the percentage decline.  However, if the closing price of the underlying shares declines by more than 20% from the pricing date to the valuation date, you will be negatively exposed to the full amount of the percentage decline of the underlying shares and will lose 1% of the stated principal amount of your Trigger PLUS for every 1% of decline.

Investors will not be entitled to receive any dividends paid with respect to the underlying shares.  As of March 29, 2012, the underlying shares had a trailing 12-month dividend yield 3.45% per year.  If this dividend yield remained constant for the term of the Trigger PLUS, this would be equivalent to 6.90% (calculated on a simple interest basis) over the approximately 2-year term of the Trigger PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

Leveraged Performance
The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of positive performance from the pricing date to the valuation date.

Absolute Return
The Trigger PLUS enable investors to obtain an unleveraged positive return if the closing price of the underlying shares declines from the pricing date to the valuation date, so long as the final share price is greater than or equal to the trigger price.

Payment Scenario 1
The closing price of the underlying shares is greater on the valuation date than on the pricing date.  At maturity, the Trigger PLUS are redeemed for the stated principal amount of $10 plus 150% of the absolute share return, subject to a maximum payment at maturity of $13.20 per Trigger PLUS (132% of the stated principal amount) .  For example, if the final share price is 10% greater than the initial share price, the Trigger PLUS will provide a total return of 15% at maturity.

Payment Scenario 2
The closing price of the underlying shares is lower on the valuation date than on the pricing date but is greater than or equal to the trigger price.  At maturity, the Trigger PLUS are redeemed for the stated principal amount of $10 plus 100% of the absolute share return.  In this case, you receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares.  For example, if the final share price is 10% less than the initial share price, the Trigger PLUS will provide a total return of 10% at maturity.

Payment Scenario 3
The closing price of the underlying shares on the valuation date is less than the trigger price.  At maturity, the Trigger PLUS are redeemed for less than the stated principal amount by an amount that is proportionate to the full amount of the decline in the closing price of the underlying shares from the pricing date to the valuation date.  This amount will be less than $8.00 per Trigger PLUS.  For example, if the closing price of the underlying shares is 35% lower on the valuation date than on the pricing date, then the Trigger PLUS will be redeemed at maturity for $6.50, or 65% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS.

Summary of Selected Key Risks (see page PS-12)

■	Trigger PLUS do not pay interest or guarantee return of any principal.

■	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.

■	Historically, the closing price of the underlying shares has been volatile.

■
The Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, and any actual or anticipated change to its credit ratings or credit spreads may adversely affect the value of the Trigger PLUS.

■	Investing in the Trigger PLUS exposes investors to risks associated with investments in securities with a concentration in a single industry.

March 2012	PS-4

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

■	Investing in the Trigger PLUS exposes investors to risks associated with Real Estate Investment Trusts (“REITs”).

■	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

■
The value of the Trigger PLUS will be influenced by many unpredictable factors, and you may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

■
The return on the Trigger PLUS (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

■
Investing in the Trigger PLUS is not equivalent to investing in the underlying shares, any securities held by the fund or the stocks that constitute the share underlying index, and you will not be entitled to receive any dividends paid with respect to the underlying shares.

■	Adjustments to the underlying shares or share underlying index could adversely affect the value of the Trigger PLUS.

■	You will have no rights against the fund or the publisher of the share underlying index.

■	The fund is not the same as the share underlying index.

■	The anti-dilution adjustments do not cover every event that could affect the underlying shares.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the Trigger PLUS.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS.

■	The U.S. federal tax consequences of an investment in the Trigger PLUS are unclear.

March 2012	PS-5

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Citigroup Funding Inc. (“Citigroup Funding”), will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. The Trigger PLUS differ from the PLUS described in the accompanying PLUS product supplement in that the Trigger PLUS offer the potential for a positive return at maturity if the closing price of the iShares® Dow Jones U.S. Real Estate Index Fund declines by up to 20% from the pricing date to the valuation date. The Trigger PLUS are not the Buffered PLUS described in the accompanying PLUS product supplement. Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the closing price of the iShares® Dow Jones U.S. Real Estate Index Fund declines by more than 20% from the pricing date to the valuation date.

At maturity, an investor will receive for each $10 stated principal amount of Trigger PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of the underlying shares on the valuation date. The Trigger PLUS do not guarantee any return of principal at maturity. The Trigger PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 29, 2012	April 3, 2012	March 28, 2014
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Trigger PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount and could be zero.

Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (NYSE Arca Symbol: “IYR:). We refer to the iShares® Dow Jones U.S. Real Estate Index Fund as the fund.
Share underlying index:	Dow Jones U.S. Real Estate IndexSM
Aggregate principal amount:	$7,680,000
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Payment at maturity per Trigger PLUS:	■ If the final share price is greater than or equal to the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

■ If the final share price is less than the initial share price but greater than or equal to the trigger price:
$10 + ($10 × absolute share return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares.

■ If the final share price is less than the trigger price:
$10 × share performance factor
This amount will be less than $8.00 and could be zero. There is no minimum payment at maturity on the Trigger PLUS.
Absolute share return:	The absolute value of the share percent change
Leverage factor:	150%
Trigger price:	$49.43, 80% of the initial share price
Share percent change:	(final share price – initial share price) / initial share price
Leveraged upside payment:	$10 × leverage factor × absolute share return
Initial share price:	$61.79, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Valuation date:	March 25, 2014, subject to postponement for non-trading days and certain market disruption events
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$13.20 per Trigger PLUS (132% of the stated principal amount, equivalent to a return of 32% over the term of the Trigger PLUS)
Risk factors:	Please see “Risk Factors” beginning on page PS-12.

March 2012	PS-6

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Clearing and settlement:	DTC

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	17318Q301
ISIN:	US17318Q3011
Tax considerations:
Each holder, by purchasing a Trigger PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•      A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.

•      Upon sale or exchange of a Trigger PLUS, or settlement of a Trigger PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon sale, exchange or settlement of a Trigger PLUS should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year.

Even if the treatment of the Trigger PLUS as prepaid forward contracts is respected, the Trigger PLUS may be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code.  In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or settlement of the Trigger PLUS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have recognized if on the issue date it had invested the face amount of its Trigger PLUS in the underlying shares and sold those shares for their fair market value on the date its Trigger PLUS are sold, exchanged or retired).  Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the Trigger PLUS, and the U.S. Holder would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years.  U.S. persons should read the section of the accompanying PLUS product supplement called “Certain United States Federal Income Tax Considerations – Possible Application of Section 1260” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” regime.

Under current law, Non-U.S. Holders generally should not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or settlement of their Trigger PLUS.  Special rules apply to Non-U.S. Holders whose gain on their Trigger PLUS is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Trigger PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the

March 2012	PS-7

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the Trigger PLUS by taking positions in swaps, options and/or futures contracts on the underlying shares and/or any securities held by the fund and/or on the stocks that constitute the underlying shares, in any securities held by the fund and/or the stocks that constitute the underlying shares and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could have affected the value of the underlying shares, and, accordingly, potentially affected the initial share price and the trigger price, and, therefore, affected the payment at maturity on the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could affect the closing price of the underlying shares on the valuation date and the payment at maturity on the Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Trigger PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Trigger PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Trigger PLUS or (B) its acquisition and holding of the Trigger PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Trigger PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Trigger PLUS, is acting as principal and will receive an underwriting fee of $0.225 from Citigroup Funding for each Trigger PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.225 for each Trigger PLUS they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Trigger PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Trigger PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly, without the prior written consent of the client.

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement
dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Trigger PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative.

March 2012	PS-8

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Trigger PLUS distributed by such dealers.

We encourage you to also read the accompanying PLUS product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this pricing supplement.

March 2012	PS-9

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

How Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the closing price of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates).

Investors will not be entitled to receive any dividends paid with respect to the underlying shares.  As of March 29, 2012, the underlying shares had a trailing 12-month dividend yield of 3.45% per year.  If this dividend yield remained constant for the term of the Trigger PLUS, would be equivalent to 6.90% (calculated on a simple interest basis) over the approximately 2-year term of the Trigger PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this dividend yield or the dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per Trigger PLUS

Leverage factor:	150%

Trigger price:	80% of the initial share price

Maximum payment at maturity:	$13.20 per Trigger PLUS (132.00% of the stated principal amount)

Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

How it works

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If the final share price is greater than or equal to the initial share price, investors will receive the $10 stated principal amount plus 150% of the percentage increase in the closing price of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates), subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 121.33% of the initial share price.

March 2012	PS-10

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

■	For example, if the final share price has increased from the initial share price by 10%, investors will receive a 15% return, or a payment of $11.50 per Trigger PLUS, at maturity.

■	If the final share price has increased from the initial share price by 50%, investors will only receive a 32% return at maturity, or the maximum payment at maturity of $13.20 per Trigger PLUS.

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If the final share price is less than the initial share price but greater than or equal to the trigger price, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares.

■	For example, if the final share price has declined from the initial share price by 10%, investors will receive a 10% return, or a payment of $11.00 per Trigger PLUS, at maturity.

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If the final share price is less than the trigger price, investors will receive at maturity an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing price of the underlying shares from the initial share price.  This amount will be less than $8.00 per Trigger PLUS and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.

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For example, if the final share price is 35% lower than the initial share price, investors will lose 35% of their principal and receive only $6.50 per Trigger PLUS, or 65% of the stated principal amount, at maturity.

March 2012	PS-11

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should also read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the Trigger PLUS.

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Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final share price is less than the trigger price (which is 80% of the initial share price), you will receive for each Trigger PLUS that you hold a payment at maturity that is at least 20% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full amount of the decline in the closing price of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates). There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire investment.

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The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $13.20 per Trigger PLUS, or 132% of the stated principal amount.  Although the leverage factor provides 150% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 132% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than 21.33% of the initial share price will not increase the return on the Trigger PLUS.  Moreover, the return potential of the Trigger PLUS in the event that the closing price of the underlying shares declines from the pricing date to the valuation date is limited to a maximum of 20%.  Any decline in the closing price of the underlying shares of greater than 20% from the pricing date to the valuation date will result in a loss, rather than a positive return, on the Trigger PLUS.

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Historically, the closing price of the underlying shares has been volatile. From January 3, 2007 to March 29, 2012, the closing price of the underlying shares has been as low as $22.21 and as high as $94.71.  If significant volatility results in a final share price that exceeds the initial share price by more than 32%, the maximum payment at maturity will cause the Trigger PLUS to underperform a direct investment in the underlying shares.  If significant volatility results in a final share price that is less than the trigger price, you will incur a significant loss on your investment in the Trigger PLUS.

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The Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the Trigger PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, to pay all amounts due on the Trigger PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Trigger PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the value of the Trigger PLUS.

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Investing in the Trigger PLUS exposes investors to risks associated with investments in securities with a concentration in a single industry. The Trigger PLUS are subject to certain risks applicable to the real estate industry.  All or substantially all of the securities held by the fund are issued by companies that invest in real estate, primarily REITs or real estate holding companies, which exposes the Trigger PLUS to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated.  As a result, the value of the Trigger PLUS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  The real estate industry is cyclical, highly sensitive to general and local economic conditions and developments and characterized by intense competition and periodic overbuilding.  The real estate industry, and consequently the share underlying index and the price of the underlying shares will be affected by a number of factors that may either offset or magnify each other, including: employment levels and job growth; the availability of financing for real estate; interest rates; consumer confidence; the availability of suitable undeveloped land; federal, state and local laws and regulations concerning the development of land, construction, home and commercial real estate sales, financing and environmental protection; and competition among companies which engage in the real estate business.  The United States real estate market has in recent years suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen.  Any of the risks mentioned in this paragraph could adversely impact the value of the Trigger PLUS.

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Investing in the Trigger PLUS exposes investors to risks associated with Real Estate Investment Trusts (REITs).  The share underlying index and the fund  are composed of a variety of real-estate-related stocks including real estate investment trusts (“REITs”). REITs invest primarily in income-producing real estate or real-estate-related loans or interests.

March 2012	PS-12

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the underlying index and the fund: a decline in the value of real estate properties; extended vacancies of properties; increases in property and operating taxes; increased competition or overbuilding; a lack of available mortgage funds or other limits on accessing capital; tenant bankruptcies and other credit problems; limitation on rents, including decreases in market rates for rents; changes in zoning laws and governmental regulations; costs resulting from the clean-up of, and legal liability to third parties for, damages resulting from environmental problems; investments in developments that are not completed or that are subject to delays in completion; risks associated with borrowing; changes in interest rates; casualty and condemnation losses; and uninsured damages from floods, earthquakes or other natural disasters. The factors above may either offset or magnify each other and negatively impact a REIT’s cash flow and cause a decline in the share price of a REIT, and, consequently, the level of the share underlying index and the price of the underlying shares. In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects. To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the share underlying index and the underlying shares.

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The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

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The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the Trigger PLUS in secondary market transactions will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Trigger PLUS, as well as the cost of hedging our obligations under the Trigger PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the Trigger PLUS are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Summary Information – Q&A – Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

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The value of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in any secondary market that may develop and the price at which Citigroup Global Markets may be willing to purchase or sell the Trigger PLUS in any such secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying shares, the share underlying index and the stocks that constitute the share underlying index, the dividend yield of the underlying shares and the stocks that constitute the share underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares, the share underlying index, any securities held by the fund, the stocks that constitute the share underlying index or equities markets generally and that may affect the closing price of the underlying shares, interest and yield rates in the market, time remaining until the Trigger PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

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Potential for a lower comparable yield. The Trigger PLUS do not pay any periodic interest and do not guarantee the return of any principal at maturity. As a result, if the final share price does not increase sufficiently from the initial share price, taking into account the leverage factor, or the final share price does not decrease sufficiently from the initial share price, or the final share price is less than the trigger price, the effective yield on the Trigger PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

March 2012	PS-13

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

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Investing in the Trigger PLUS is not equivalent to investing in the underlying shares, any securities held by the fund or the stocks that constitute the share underlying index, and you will not be entitled to receive any dividends paid with respect to the underlying shares. Investing in the Trigger PLUS is not equivalent to investing in the underlying shares, any securities held by the fund or the stocks that constitute the share underlying index.  As of March 29, 2012, the underlying shares had a trailing 12-month dividend yield of 3.45% per year.  If this average dividend yield were to remain constant for the term of the Trigger PLUS, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 6.90% (calculated on a simple interest basis) by investing in the Trigger PLUS instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Trigger PLUS.

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Adjustments to the underlying shares or share underlying index could adversely affect the value of the Trigger PLUS. The investment adviser to iShares® Dow Jones U.S. Real Estate Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Trigger PLUS.  Dow Jones & Company, Inc. (“Dow Jones”) is responsible for calculating and maintaining the Dow Jones U.S. Real Estate IndexSM.  Dow Jones may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index.

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You will have no rights against the fund or the publisher of the share underlying index. You will have no rights against the fund, the Investment Adviser or Dow Jones, even though your payment at maturity will depend upon the closing price of the underlying shares on the valuation date. The fund, the Investment Adviser and Dow Jones are not in any way involved in this offering and have no obligations relating to the Trigger PLUS or the holders of the Trigger PLUS.

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The fund is not the same as the share underlying index. The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the fund will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the fund may not fully replicate the share underlying index and may hold securities not included in the share underlying index.  In certain circumstances the performance of the fund may diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the fund, differences in trading hours between the fund and the shares constituting the share underlying index or due to other circumstances.  See “Information about the Underlying Shares” in this pricing supplement for additional information.

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The anti-dilution adjustments do not cover every event that could affect the underlying shares. Citigroup Global Markets, as calculation agent, will adjust the initial share price for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the value of the Trigger PLUS and the amount payable at maturity may be materially and adversely affected.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the Trigger PLUS.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets has determined the initial share price and the trigger price, will determine, among other things, the final share price and the absolute share return or share performance factor, as applicable, and will calculate the amount of cash you will receive at maturity, if any. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of a successor shares in the event of a delisting or suspension of trading in the underlying shares or calculation of the final share price in the event of a market disruption event, or liquidation or other termination of the fund, may affect the payment to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS. One or more of our affiliates have hedged our obligations under the Trigger PLUS and will carry out hedging activities related to the Trigger PLUS (and other instruments linked to the underlying shares, any securities held by the fund, the share underlying index and/or the stocks that constitute the share underlying index), including trading in the underlying shares, any securities held by the fund or the stocks that constitute the share underlying index and/or in instruments, such as options, swaps or futures related to the underlying shares, any securities held by the fund, the share underlying index and/or the stocks that constitute the share underlying index. Our affiliates also trade in the underlying shares, the securities held by the fund and the stocks that constitute the share underlying index and other financial instruments related to the underlying shares, the share underlying index, the securities held by the fund and the stocks that constitute the share underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have potentially affected the

March 2012	PS-14

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

initial share price, the trigger price and, as a result, could increase the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could affect the closing price of the underlying shares on the valuation date.  Accordingly, these hedging or trading activities could affect the amount of cash, if any, an investor will receive at maturity.

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The U.S. federal tax consequences of an investment in the Trigger PLUS are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the tax consequences of ownership and disposition of the Trigger PLUS might be affected materially and adversely.  As described above under “Tax considerations,” even if the treatment of the Trigger PLUS as prepaid forward contracts is respected, the Trigger PLUS may be treated as “constructive ownership transactions.”  In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or settlement of the Trigger PLUS could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the Trigger PLUS.  In addition, as described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Trigger PLUS should review carefully the section of the accompanying PLUS product supplement entitled “Certain United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

March 2012	PS-15

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The iShares® Dow Jones U.S. Real Estate Index Fund

The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund.  BlackRock Fund Advisors (“BFA”) is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index.  The fund’s investment objective and the underlying index may be changed without shareholder approval.  Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol IYR.  The fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the Trigger PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares® from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Trigger PLUS, neither we nor the underwriter has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®.  Neither we nor the underwriter makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws.  As a purchaser of the Trigger PLUS, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Trigger PLUS are
not sponsored, endorsed, sold or promoted by BTC. BTC makes no representation or warranty, express or limited, to the holders of the Trigger PLUS or any member of the public regarding the advisability of investing in securities generally or in the Trigger PLUS particularly.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Trigger PLUS.

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the real estate investment trusts (“REITs”) industry, as well as companies in the real estate holding and development industry.  REITs are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.  The Dow Jones U.S. Real Estate Index is sponsored by Dow Jones, an organization independent of the iShares® Dow Jones U.S. Real Estate Index Fund and BFA.  Dow Jones determines the relative weightings of the securities in the Dow Jones U.S. Real Estate Index and publishes information regarding the market value of the Dow Jones U.S. Real Estate Index.

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM). The Dow Jones U.S. IndexSM is part of the Dow Jones World IndexSM. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

March 2012	PS-16

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Methodology of the Dow Jones U.S. Real Estate Index

Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing prices have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes, offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITs and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

March 2012	PS-17

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high, low and end-of-quarter closing prices of the underlying shares for each quarter in the period from January 3, 2007 through March 29, 2012. The closing price of the underlying shares on March 29, 2012 was $61.79. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. Historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

iShares® Dow Jones U.S. Real Estate Index Fund	High($)	Low($)	Period End($)
2007
First Quarter	94.71	82.34	85.27
Second Quarter	87.77	76.86	77.20
Third Quarter	80.25	67.79	76.57
Fourth Quarter	80.85	65.00	65.70
2008
First Quarter	68.22	59.02	65.10
Second Quarter	71.65	60.95	60.95
Third Quarter	67.20	56.34	61.95
Fourth Quarter	61.17	25.40	37.23
2009
First Quarter	37.26	22.21	25.46
Second Quarter	35.55	25.30	32.34
Third Quarter	45.04	29.88	42.66
Fourth Quarter	47.44	39.63	45.92
2010
First Quarter	50.83	42.45	49.78
Second Quarter	54.66	46.95	47.21
Third Quarter	55.21	45.32	52.88
Fourth Quarter	57.62	52.71	55.96
2011
First Quarter	60.58	55.59	59.40
Second Quarter	62.80	58.17	60.30
Third Quarter	62.92	49.14	50.57
Fourth Quarter	58.00	48.19	56.79
2012
First Quarter (through March 29, 2012)	62.57	56.52	61.79

Validity of the Trigger PLUS

In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of Citigroup Inc. (the “guarantor”) and counsel to the issuer, when the Trigger PLUS offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Trigger PLUS and related guarantee will be legal, valid and binding obligations of the issuer and the guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).  In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of  documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to the issuer’s Registration Statement on Form S-3 (No. 333-172554).

March 2012	PS-18

768,000 Dual Directional Trigger PLUS Based on the Value of the iShares® Dow Jones U.S. Real Estate Index Fund due March 28, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Additional Considerations

If no closing price of the underlying shares is available or there is a market disruption event on the valuation date, the calculation agent may determine the final share price in accordance with the procedures set forth in the PLUS product supplement. In addition, if the underlying shares are delisted, or trading in such shares is suspended, the calculation agent may select successor or substitute securities that the calculation agent determines in its sole discretion to be comparable to the underlying shares and the price of such successor or substitute securities will be substituted for all purposes. If the fund is liquidated or otherwise terminated, the closing price of the underlying shares will be determined by the calculation agent by reference to the share underlying index or a successor index. You should refer to the section “Description of the Notes—Delisting or Suspension of Trading in the Underlying ETF Shares; Termination of the Underlying ETF”, “—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Trigger PLUS, the Trigger PLUS will bear interest, payable upon demand of the beneficial owners of the Trigger PLUS in accordance with the terms of the Trigger PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 2.70% per annum on the unpaid amount due.

We reserve the right to withdraw, cancel or modify any offering of the Trigger PLUS and to reject orders in whole or in part prior to their issuance.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2012	PS-19

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying PLUS product supplement, prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this pricing supplement.

Citigroup Funding Inc.

768,000 Dual Directional Trigger PLUS
Based on the Value of the iShares® Dow
Jones U.S. Real Estate Index Fund

Due March 28, 2014
$10 Stated Principal Amount per Trigger PLUS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
March 29, 2012

(Including PLUS Product Supplement Dated May 16,
2011, Prospectus Supplement Dated May 12, 2011
and Prospectus Dated May 12, 2011)

TABLE OF CONTENTS
Page
Pricing Supplement
Final Terms	PS-1
Investment Overview	PS-2
iShares® Dow Jones U.S. Real Estate Index Fund Overview	PS-2
Key Investment Rationale	PS-4
Summary of Selected Key Risks	PS-4
Fact Sheet	PS-6
How Trigger PLUS Work	PS-10
Risk Factors	PS-12
Information about the Underlying Shares	PS-16
Historical Information	PS-18
Validity of the Trigger PLUS	PS-18
Additional Considerations	PS-19

PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31
Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28